ASCENA RETAIL GROUP PROVIDES FISCAL Q3 AND FULL YEAR 2017 GUIDANCE UPDATE;
IDENTIFIES SIGNIFICANT UPSIDE TO “CHANGE FOR GROWTH” COST SAVINGS TARGET;
ANNOUNCES EXPECTED NON-CASH GOODWILL AND INTANGIBLE ASSET IMPAIRMENT

MAHWAH, N.J.--(BUSINESS WIRE)—May 17th, 2017-- In response to the rapidly evolving retail environment, ascena retail group, inc. (NASDAQ: ASNA) (the “Company”) today announced updated third quarter and fiscal year 2017 guidance, along with a significant increase to its Change for Growth transformation program savings target.

David Jaffe, President and CEO, commented, “Industry-wide traffic headwinds and a highly elevated promotional environment have persisted at levels significantly above our expectations, resulting in a miss to our third quarter sales and earnings outlook. We have adjusted our second-half outlook to reflect this environment and limited near term visibility, and no longer believe it appropriate to expect a stabilization of traffic and resulting normalization of comp sales against softer demand in the year-ago period.”

The Company’s revised third quarter and full year fiscal 2017 sales and earnings outlook is as follows:

Period	Comparable Sales	Non-GAAP EPS*
Q3 FY17	Down 8%	$0.04 - $0.06
Full Year FY17	Down 7% - Down 6%	$0.10 - $0.15

* Excludes restructuring, acquisition and integration related expenses, non-cash ANN purchase accounting adjustments, and non-cash goodwill and intangible asset impairments

Jaffe continued, “The specialty retail sector is in a period of unprecedented secular change that is disruptive to traditional business models, and we believe operating conditions in our sector are likely to remain challenging for the next 12 to 24 months. After several years of meaningful investment, ascena has developed a highly capable supply chain and distribution network designed to address the fundamental changes in our sector. We are confident that our comprehensive enterprise transformation, our financial strength, and our highly capable operational platform will enable us to navigate this period of adjustment, and emerge in a position to compete effectively on a sustained basis as a true omni-channel retailer, supported by our mix of relevant owned brands and deep customer relationships.”

Jaffe concluded, “Implementation of our Change for Growth enterprise transformation program is well underway, and we are aggressively accelerating and amplifying our transformation to ensure we emerge from this period of industry disruption as a stronger, more agile company. We are in process with implementation of technology platforms to support sales and margin, and have begun execution of our fleet optimization program. These initiatives, along with an expanded structural cost reduction scope, are now expected to deliver $250 to $300 million in cost savings as compared to our prior $150 million target. We plan to provide a timeline and additional context regarding this increased target on our third quarter earnings call, scheduled for June 5th.”

Goodwill and Intangible Asset Impairment

The impact of the challenging retail environment, the decline in the Company’s stock price, and the reduction in the Company’s forecasted earnings represent impairment indicators which required the Company to test its goodwill and indefinite lived intangible assets for impairment during the third quarter.  The Company is in the process of completing that analysis and expects to record a material non-cash impairment charge of its goodwill and intangible assets during the third quarter; however, the amount of the charge is not able to be quantified at this time.

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates, through its 100% owned subsidiaries, ecommerce operations and approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc., visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

For Investors:

ICR, Inc.
James Palczynski, Partner
(203) 682-8229

For Media:

Sue Ross, EVP, ascena Corporate Affairs
(218) 491-2110
sue.ross@ascenaretail.com

Non-GAAP Financial Results

As noted above, the Company has provided projected non-GAAP EPS, which is a forward-looking non-GAAP financial measure. Non-GAAP EPS excludes costs that Management believes are not indicative of the Company’s underlying operating performance such as (i) acquisition and integration expenses, (ii) restructuring and other related charges incurred under the Company's Change for Growth initiative, (iii) non-cash charges associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, primarily reflecting depreciation and amortization expense, and (iv) non-cash impairments of goodwill and intangible assets.

Non-GAAP EPS is considered an important indicator of the Company’s operational performance as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. Many investors also use a non-GAAP EPS measure as a common basis for comparing the performance of different companies. A general limitation of non-GAAP measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Non-GAAP EPS should be considered in addition to, not as a substitute for, the Company’s Operating income (loss) and Net income (loss) per common share, as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

Additionally, a reconciliation of the projected non-GAAP EPS for Q3 and full year fiscal 2017, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges, acquisition and integration related expenses, asset impairments and the tax effect of all such items. As previously stated, the Company has historically excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as actions under the Company's Change for Growth program, or acquisition and integration expenses, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.